Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479
U.S.A.
WWW. alleghenytechnologies.com
Allegheny Technologies Announces Results of Tender Offer
for Senior Notes Due 2011
Pittsburgh, PA, June 3, 2009 — Allegheny Technologies Incorporated (NYSE:ATI) announced the final results of its cash tender offer to purchase any and all of its outstanding 8.375% Senior Notes due 2011 (the “2011 Notes”).
The tender offer expired at 5:00 p.m., New York City time, on June 3, 2009. As of the time of the expiration of the tender offer, $183,257,000 aggregate principal amount of the 2011 Notes had been validly tendered and not validly withdrawn, all of which was accepted for payment by ATI.
The settlement date of the tender offer is June 4, 2009. On the settlement date, ATI will pay $194,252,420 in cash in the aggregate to purchase the tendered 2011 Notes accepted for payment, based upon cash consideration of $1,060 for each $1,000 principal amount of 2011 Notes. As previously announced, a portion of the net proceeds from ATI’s recent offering of $350 million aggregate principal amount of 9.375% Notes due 2019 will be used to purchase the tendered 2011 Notes.
Citi and JPMorgan served as Lead Dealer Managers for the tender offer, and Banc of America Securities LLC served as the co-dealer manager. Global Bondholder Services Corporation acted as the depositary and information agent for the tender offer.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings.